Final Transcript

Conference Call Transcript NSTK — Nastech Conference Call to Discuss Corporate Restructuring Event Date/Time: Nov. 14. 2007 / 5:00AM PT

CORPORATE PARTICIPANTS

Ed Bell

Nastech Pharmaceutical Company Inc. — Director, Investor Relations

Steven Quay, M.D., Ph.D.

Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Rick Costantino, Ph.D.

Nastech Pharmaceutical Company Inc. — CSO, Delivery

Phil Ranker

Nastech Pharmaceutical Company Inc. — CFO

Gordon Brandt, M.D.

Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

CONFERENCE CALL PARTICIPANTS

Alan Carr

Needham & Co. — Analyst

Michael King

Rodman & Renshaw — Analyst

Bert Hazlett

BMO Capital Markets — Analyst

Robert Uhl

FBR — Analyst

Bino Pathiparampil

Thomas Weisel Partners — Analyst

Mark Monane

Needham & Co. — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Nastech conference call to discuss corporate restructuring. My name is Lacey and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to our host for today’s call, Mr. Ed Bell, Director of Investor Relations. Please proceed, sir.

Ed Bell - Nastech Pharmaceutical Company Inc. — Director, Investor Relations

Good morning and thank you for joining today’s conference call to discuss Nastech’s initiatives for corporate restructuring and our clinical programs. With us today are Dr. Steven Quay, Nastech’s Chairman, President and Chief Executive Officer; Dr. Gordon Brandt, Nastech’s Executive Vice President of Clinical Research and Medical Affairs and Phil Ranker, Chief Financial Officer, as well as Dr. Rick Costantino, Chief Scientific Officer of Delivery. Following our formal remarks, we will open up the call to your questions.

Before we begin, I would like to note that comments made during this call may include forward-looking statements regarding future events or the future financial performance of the Company. Such statements are predictions only and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties, including assumptions about future events based on current expectations, planned business development efforts, near and long-term objectives, potential new business strategies and organizational changes, changing markets, future business performance and outlook. I refer you to our most recent filings with the SEC, including, without limitation, Forms 10-K, 10-Q and 8-K, which contain all material information about us, including risk factors. I will now turn the call over to Dr. Quay.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Since the news from Procter & Gamble on November 6, we have focused on reducing Nastech expenses as quickly as possible while maintaining activities that add value. We want to place all of our resources to support those efforts that have the best possible opportunity for success. We need to be properly sized and focused so that we can continue to pursue the best opportunities with adequate financing.

I would now like to announce our actions and our plans. Nastech has begun the immediate process of spinning out its RNA-based technology, assets and people into a subsidiary named MDRNA, Inc. The first step is to drop the internally-generated and in-licensed IP into MDRNA. Specifically, over 150 US patents and applications filed on RNAi inventions.

Independent financing of MDRNA will be sought from qualified institutional investors and certain venture capitalists with a goal of closing in mid-Q1 of 2008. We will seek assistance from respected investment bankers in this effort. Approximately 45 of Nastech’s current employees will be transferred at the time of financing. MDRNA is currently seeking both academic and corporate collaboration in its RNA-based therapeutic and diagnostic programs.

Following financing, the Company will seek a public listing through a Form 10 filing with the SEC. While the SEC review time cannot be predicted, it is expected to be approximately two to four months in duration.

Following SEC effectiveness of the Form 10 filing, the Company will immediately distribute a portion of its MDRNA stock to Nastech shareholders of record as a dividend. It is intended that this be treated as a return of capital for tax purposes.

MDRNA is not a recent idea for Nastech and is not a reaction to recent events. Management and the Board have been working for many months on the question of the best way to unlock the value of MDRNA’s RNA interference technology for the benefit of Nastech shareholders.

A special committee of the Board was appointed in September of this year for the purpose of advising the Board on this analysis and to make recommendations of the path forward. The committee hired advisers to analyze the situation and to review all options, including the spin-out as described here.

The special committee has made its report and given its recommendations to the full Board and the Board has accepted those. In management’s and the Board’s considered judgment, the spin-out of MDRNA is the means to maximize value for Nastech’s shareholders.

What is the MDRNA value proposition? Let me discuss this in terms of technology and patents, people and resources. First, technology and patents. We have taken a differentiated path in RNAi from other companies. Alnylam, the prime RNAi player, uses the RISC enzyme as a starting point for its drug candidates.

At MDRNA, we use the Dicer enzyme instead of the RISC enzyme and have a license from the City of Hope to the entire human genome with the exception of a few minor targets for use with the Dicer enzyme.

In the seminal publications from John Rossi’s lab at City of Hope and the inventor of their patent applications on Dicer substrates, he observed that Dicer substrates were up to 100-fold more potent than RISC substrates. We believe our Dicer approach circumvents Alnylam’s patent estate.

But this is not just a patent workaround. We saw early on that to get delivery, you had to attach things to the RNA and when you attach things to RISC substrates, you lost activity. The solution we saw was to use a slightly larger RNA, a Dicer substrate and to attach the delivery piece to the part that is discarded by Dicer before it gets to RISC.

The MDRNA inventions are not simply different, they offer significant advantages. Using Dicer allows us more freedom to attack the central problem of RNAi delivery. For example, in our best data, we have been able to demonstrate a million-fold improvement in efficacy over the other methods using a Dicer substrate covalently conjugated to a delivery peptide for a knock-down of an influenza gene target.

As such, a parallel universe to the $1.3 billion Alnylam and its patent estate based on RISC substrates has been created. This Dicer-based estate has the real-world utility value of permitting the delivery challenge to be addressed. By the way, we have more published US patent applications on RNAi today than Alnylam.

Secondly, Sirna, now Merck, the secondary RNAi player, uses double-stranded RNA in its candidates and directs those to the RISC substrate, excuse me, to the RISC enzyme. At MDRNA, we invented the use of three-stranded RNA directed to the Dicer enzyme and we call these meroduplexes, the Latin word for partial duplex. We believe our three-strand approach circumvents Sirna’s patent applications. As such, a parallel universe to the patent estates created at Sirna, now Merck, has been created.

So in summary, Dicer substrates don’t need a license from Alnylam. Dicer substrates permit efficient delivery and we believe 2008 will be the year Dicer substrates come out of the closet and show their superior attributes to the pharmaceutical and investment community.

I would now like to turn my attention to people. We have some 45 scientists from Isis, Sirna, Merck, Pfizer, Amgen, Emory and other places working in this area. We also have the key inventors from Sirna, now Merck, working for MDRNA.

And finally tools. We have a competitive package of all of the synthetic chemical capabilities, analytical chemistry needs and preclinical animal models to perform state-of-the-art formulation research and development in this space. Nastech will see an approximate $20 million reduction in costs from the MDRNA spin-out in 2008.

Before I get into the further cost reductions and restructuring, I would like to have Rick Costantino, Nastech’s CSO of Delivery, speak briefly about our technology.

Rick Costantino, Ph.D. - Nastech Pharmaceutical Company Inc. — CSO, Delivery

Thank you, Dr. Quay. Before I discuss Nastech’s intranasal delivery technology, I would like to first introduce myself and explain why we are passionate about non-invasive delivery to improve patients’ lives.

Before joining Nastech in 2003, I was at Alkermes working on sustained delivery of macromolecules such as exenatide LAR. Prior to that, I was at Genentech in pharmaceutical research and development. I have a bachelor’s and master’s degree in chemical engineering from Johns Hopkins and a Ph.D. in chemical engineering from MIT where I worked with professors Alex Klibanov and Robert Langer. I focused my career on peptide and protein formulations and their delivery, including injectable, sustained-release injectable, pulmonary and in my current role at Nastech, nasal products.

Macromolecular drugs are fragile and have poor bioavailability when given orally. Therefore, the most conventional approach is to develop these drugs as injected products. Non-invasive drug delivery has the potential to improve patient convenience, comfort and compliance and that is where Nastech’s nasal delivery technology comes in.

Nastech’s nasal delivery technology successfully delivers nasal drugs. Here is why. First, Nastech’s technology can deliver macromolecular drugs across the nasal mucosa. We have proven the technology in animal models. More importantly, we have proven that technology in human clinical trials. For peptides and proteins, such as PTH, PYY and insulin, we have shown in humans that our formulations can achieve substantial drug levels in the blood.

Just this week, a Nastech poster at the 2007 National Meeting of the American Association of Pharmaceutical Scientists reported in the range of 10% to 30% bioavailability for different nasal insulin formulations relative to a subcutaneous injection product. In fact, based on these initial data, we can get more insulin in the body via the nasal route than other products do via the pulmonary route.

Second, Nastech’s technology can deliver drugs that retain their biological function. This is based on animal data and more importantly, our experience in human subjects. For example, we have reported that following a nasal spray of PYY, we have not only measured PYY in the bloodstream, but we have also measured a biological response. In this case, an affect on the appetite. After 14 weeks of nasal dosing PYY, patients lost 14 pounds compared with 10 pounds on placebo. We are running a longer and larger study right now to further evaluate the effect of PYY on weight loss.

A second example is PTH. Following a nasal spray, we were able to see new bone growth in animals and in humans, a dose-dependent increase in bone growth biomarkers and a decrease in bone resorption markers.

A third example is insulin. In our recent poster that I mentioned, we reported that following a nasal spray, we not only found insulin in the bloodstream, but we also saw its expected effect. Namely a decrease in the blood sugar.

Third, Nastech’s technology is safe. With respect to toxicity, we have long-term animal studies after six and nine months continuous dosing, showing neither local nor systemic toxicity. Importantly, in humans, we have experience with hundreds of subjects and tens of thousands of human doses, which show good tolerance.

So to summarize, Nastech’s nasal delivery technology successfully delivers nasal drugs. We can deliver macromolecular drugs across the nasal mucosa. We have shown that their biological function is retained and we have data both for animals and in humans showing that our formulations are safe.

Finally, we are committed to pharmaceutical research and development. The aim of this effort is to further expand our current technologies towards further improving patients’ lives. For instance, we are focusing our delivery research effort on changing the time course of appearance of drugs in the blood. This may have important applications in second generations of nasal peptide products, as well as provide for new drug delivery opportunities. We are making progress on this effort and will continue it in 2008.

Before closing, I would like to make an observation about the drug development process and some of the lessons we have learned here at Nastech over the last several years. PYY and PTH were both programs in which Nastech had only Phase I data at the point we partnered them. After getting the programs from Nastech, both partners essentially performed one Phase II study. In both cases, the Phase II study showed that the drugs had efficacy signal in that one study that was conducted. Both drugs were returned to Nastech without additional Phase II studies.

I believe that many, if not most, successful drugs that are on the market had in fact more than one Phase II trial. I believe few successful drugs on the market went from Phase I to Phase III with only a single Phase II study. These observations are important in determining our business strategy as we move forward. I would like to now turn it back over to Dr. Quay.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Thank you, Rick. Nastech’s nasal drug delivery business will be restructured to further reduce costs and focus on value-added Phase II data. Specifically, the intranasal insulin Phase II study, which we will provide data in Q1, will be continued. That program will then be partnered, if feasible, and all further costs will be taken up by the partner.

A Phase II study on carbetocin will be conducted in Q1 2008. The intranasal PYY Phase II studies should be fully enrolled by the end of 2007 with all approximately 500 patients on drug for the six-month duration. Data should be available in Q3 of 2008. With the Phase II data in hand, the program will be partnered, if feasible, and all further costs will be taken up by a partner.

We are currently evaluating the prospect of a Phase II BMD study with PTH. There are two gates for the program before going forward, one clinical and one commercial. For the clinical gate, before beginning the study, we will reconvene osteoporosis experts to evaluate the data to date and receive their recommendation on whether to go forward. Based on the prior expert recommendations, we believe they will again support going forward.

For the commercial gate, before beginning the study, we will take our current data and obtain third-party validation of its commercial value as a product in osteoporosis. Unless both gates are passed, we will not go forward and spend the money on the program. It is assumed it will take less than 90 days for that decision.

Nastech will immediately take cost-cutting steps, including a reduction in force in all areas not crucial to supporting the above studies. The final reduction in force number has not been determined, but is approximately in the range of 70 to 75 employees. This will begin this Friday where possible and will continue over the next approximately 30 days to permit completion of ongoing work.

The reduction in all nonessential costs related to programs not specified here, that is the Phase II data set, will also be instituted. Nastech will continue to provide the resources necessary to support our partners Novo, Amylin and others.

Now I will turn the call over to Phil Ranker for comments regarding our cash management strategy and the Company’s financial position.

Phil Ranker - Nastech Pharmaceutical Company Inc. — CFO

Thanks. As Dr. Quay just indicated, independently financing approximately $20 million for MDRNA together with our restructuring efforts will allow Nastech to reduce our cash expenses in 2008 significantly. Our target is to enter 2008 with a balance sheet that includes approximately one year of operating cash for Nastech’s nasal business and a valuable non-cash asset, namely the equity of MDRNA.

It is stating the obvious to say that equity financing at Nastech’s current share price is not desirable, so effective implementation of our cost reduction efforts is vital. We intend to continue to maintain a strong cash position relative to our expected costs going forward and to that end, we are evaluating all financing alternatives and we will be opportunistic at raising money in the future. Back to Dr. Quay.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

To reiterate, we have reduced costs to permit Nastech to obtain Phase II insulin data in Q1 and Phase II PYY data in Q3 and to perform, if we conclude it is worth while, a PTH BMD study, with data in Q4, and to also obtain independent financing for MDRNA.

We believe that Nastech and MDRNA will be successful with a renewed focus on the most important projects we have. We believe this will ultimately strengthen both companies and will lead to sustained growth in the near future. That ends my remarks and we will now take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Alan Carr, Needham & Co.

Alan Carr - Needham & Co. — Analyst

Hi, good morning. I have Mark Monane on the line as well. Thanks for taking my question. I wonder if you could elaborate a bit more about this evaluation for the PTH program that you expect to undertake with some independent advisors.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, this will be similar to the one that was performed this last summer. We enlist experts in osteoporosis, provide them under confidentiality with all of our current data and ask them to make their recommendation on what would be the proper next steps going forward.

Alan Carr - Needham & Co. — Analyst

Okay. Timeline for that again? I’m sorry if I missed it before.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Maybe Gordon who will actually be driving that effort could weigh in here.

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Yes, good morning. Thanks, Alan, for the question. We expect about 90 days or less to be able to assemble both academic experts, osteoporosis experts, as well as the commercial evaluation of the PTH program. Our goal is, if we get a thumbs-up from them to get it into the clinic as quickly as possible, to generate the critical BMD data, which is necessary to evaluate this — the true value of this program.

Alan Carr - Needham & Co. — Analyst

And your thoughts are that if it is a thumbs-up from the advisors then you get the trial underway and maybe data by fourth quarter ‘08? Is that what I heard you say before?

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Yes, that’s the goal.

Alan Carr - Needham & Co. — Analyst

Okay. And one other question about the calcitonin program. I don’t believe you brought that one up. Where does that one stand and how is that affected by —?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I am going to let Gordon answer that.

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Thanks again. As previously mentioned in a previous call, calcitonin is at the FDA right now under review. It is our understanding that the major sections of the application have all been reviewed by the FDA and they are working on clearing out the citizens’ petition at this point.

Alan Carr - Needham & Co. — Analyst

Okay. And one last one. Could you — could you provide a little more detail if you can about the burn for next year? I don’t know if you gave an actual number about what you expect to end with and what you expect to spend next year. Are you providing that kind of detail yet?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, I am going to let Phil answer that if he would.

Phil Ranker - Nastech Pharmaceutical Company Inc. — CFO

We mentioned that we anticipate having a full year’s operating cash on our balance sheet at the end of the year for the nasal business. I didn’t mention a specific burn rate mainly because — although we can — we are taking pretty assertive steps on maintaining control over our cash expenses, it is very difficult to project a couple of items that Dr. Quay had mentioned on the insulin partnering opportunity and the PYY partnering opportunity in 2008. So the revenue side is something that we are not giving guidance on at this point. So I think we really haven’t set a net burn number.

Alan Carr - Needham & Co. — Analyst

But $20 million will be moved over. I believe that was the number. I wanted to make sure. $20 million is the number that will be moved over to MDRNA. That is the burn that you expect to move over to that subsidiary?

Phil Ranker - Nastech Pharmaceutical Company Inc. — CFO

Something in that range, yes.

Alan Carr - Needham & Co. — Analyst

Okay. All right. Well, thanks very much.

Operator

Michael King, Rodman & Renshaw.

Michael King - Rodman & Renshaw — Analyst

Can you hear me? Sorry.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, we can.

Michael King - Rodman & Renshaw — Analyst

Hi. Sorry. I just wanted to further probe the previous question. So you are saying $20 million is going to come as a savings from offloading personnel and cost to MDRNA, but the expense savings for ‘08, the guidance will be something in excess of $20 million or all you expect to save for next year is $20 million?

Phil Ranker - Nastech Pharmaceutical Company Inc. — CFO

No. All we have mentioned is that by seeking independent financing for MDRNA, that financing will cover MDRNA’s approximate run rate in that $20 million range. To be honest with you, we have just — we have not finalized our cost containment efforts, so projecting specific numbers would be a little bit premature.

Michael King - Rodman & Renshaw — Analyst

Okay, but you did say 70 to 75 personnel would be the number that would be let go elsewhere?

Phil Ranker - Nastech Pharmaceutical Company Inc. — CFO

Yes, that is what Dr. Quay had said.

Michael King - Rodman & Renshaw — Analyst

Okay. And then the other question is on carbetocin. It strikes me that if I look at the Nastech product portfolio and I see a number of programs that are relatively low risk. We know what surrogates of activity there are. We know what endpoints we need to achieve in clinical trials. It seems to be carbetocin is the opposite of that, so why are you going to continue spending on that if you are sincere about trying to save capital?

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Michael, this is Gordon Brandt. Thanks very much for the question. As Dr. Quay mentioned, our focus is on the main Phase II programs — PTH, PYY and insulin. We think it is worthwhile to keep carbetocin going, but at a very reduced burn rate so the clinical program that we are proposing for carbetocin is substantially toned down from what we were talking about just a few months ago. And really when we are talking about a Phase II, it is a proof-of-concept study that we are interested in initiating in the first half of ‘08 and would be done at a very reduced cost rate on the order of $250,000 to $500,000 for again a small number of exposures in autistic subjects to understand the effects of carbetocin on the core symptoms of autism.

Michael King - Rodman & Renshaw — Analyst

Can the Company fund that through any of the charitable organizations? Does the Autism Foundation have any such funding for clinical programs like that?

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

We are certainly looking at all alternatives. Generally speaking, the autism community is extremely active and can get a large number of patients to a clinical trial in a very short period of time. So that certainly facilitates the overall creation and development of a data set.

Michael King - Rodman & Renshaw — Analyst

Okay. And then to come back to MDRNA for a moment, I mean can you give us some sense of is there flesh on the bone there? Have you identified a management team, an advisory board, a physical location, any such thing?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

We are in the process of all those steps. The physical location will undoubtedly be here in Bothell and management, independent board and scientific advisory board is being built as I speak.

Michael King - Rodman & Renshaw — Analyst

Okay. Thanks very much.

Operator

Bert Hazlett, BMO Capital Markets.

Bert Hazlett - BMO Capital Markets — Analyst

Thank you. Good morning. Just to extend the line of Mike’s questioning a little bit on the nasal side. As you — you’ve just going through a major risk assessment of the nasal portfolio. Can you give us your sense of which programs you really have the most confidence in? Again, you have proof of concept certainly for PTH and insulin, but just give us as much as you can from a top level which ones you have the most confidence in as we move forward. And then if you could also discuss a little bit more about how the restructuring may or may not affect the Novo and the Amylin collaborations. Thanks.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Steve Quay first. We are continuing with our Novo and Amylin collaborations at the present time and we don’t see an effect there. I am going to have both Gordon and I answer because we may have different perspectives on it. The insulin program will be again relatively quickly into Q1 a data acquisition set, so we will know very quickly there and can use that data for partnering. And PYY, we want to complete that study because we are largely enrolled and will be fully enrolled by the end of December. Clearly, we are handicapping the PTH by putting two gates in front of it because it is both the most expensive study in ‘08 from a where we sit today point of view. I will ask Gordon to weigh in as well.

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Thanks for your question, Bert. I think again if you look, we have often said in the past that we try to do portfolio management by risk. So PTH and insulin are relatively de-risked molecules in that they are well-understood and we know exactly what to look for. PYY is incrementally more risky because it is safe in that it is a human hormone. It is de-risked in that FDA allows you some “shortcuts” if you will because it is a human hormone, but it is a little bit risky because it is obviously not an approved product and carbetocin is probably the most risky of all in that it is a new molecule in the United States and there are no approved drugs for autism and we certainly recognize that by dramatically turning down the burn on carbetocin. So by trying to risk manage our portfolio in that regard, we hope we have some relatively lower risk programs, as well as a little bit on the higher risk programs.

Bert Hazlett - BMO Capital Markets — Analyst

And just as a follow-up, have you considered — again, I am sure you have looked at this in a number of ways over the past several days. But has your thinking progressed to where you get to a certain point with one of these molecules or one of these programs and you are able to consider individual specific funding of these particular programs? Has it moved down that path at all?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I guess the way I tried to state it, Bert and so giving it back if I could is we are going to complete this small insulin study and then find effectively non-equity financing for it, which includes partnering and includes — there are some vehicles out there for individual funding of clinical programs. We look at those. It is often expensive money, but the message is that we have a certain amount of equity capital on our balance sheet and the use of that capital currently is to complete the insulin Phase II program, PYY program and if PTH gets through two gates, the PTH program and then seek either some form of noncurrent equity financing for remainder studies on those programs.

Bert Hazlett - BMO Capital Markets — Analyst

Okay, thank you. That’s helpful. And then in terms of just the MDRNA, is there any particular IP that is outstanding? I know you have licensed a chunk from the City of Hope, but in terms of your freedom to operate through Dicer, is there any particular piece that remains that you are still pursuing that you think would give you freedom to operate or do you think you have enough there to achieve your goals moving forward?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

The IP landscape here changes every Tuesday when the US patent office publishes new applications. But as I speak, we believe we have freedom to operate in the Dicer space with the license that we have from City of Hope.

Bert Hazlett - BMO Capital Markets — Analyst

Okay, thank you. I appreciate it.

Operator

Robert Uhl, FBR.

Robert Uhl - FBR — Analyst

Thank you. Can you just give us what your headcount now currently is pre any of the layoffs?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I guess it is approximately 230 people for the — the 45 or so for MDRNA and the 70 to 75 in reduction in force.

Robert Uhl - FBR — Analyst

Okay. And for this next meeting of the PTH experts, I mean it sounds like it has only been about three months since the last time they were brought together, so what new information has emerged during that three-month period that they would need to consider?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I would say no new information has emerged, but we may get new experts as it were. We may not go back to the same experts to be sure we get as much critical information as we can. Gordon I think should make some comments as well there.

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Yes, Robert, good morning. Thanks for your question. The other thing is that we now have a protocol synopsis that we can put in front of these guys and ask the question not only what do you think about the data, but what do you think about the next steps that we are proposing going forward. So that is another key piece that they will be evaluating.

Robert Uhl - FBR — Analyst

Okay, thank you.

Operator

Bino Pathiparampil, Thomas Weisel.

Bino Pathiparampil - Thomas Weisel Partners — Analyst

Hi, most of my questions have already been answered. Just one clarification that is on the MDRNA subsidiary. Can I get some early thoughts from you about how you are going to draw from finances? I mean are you looking for financial partners or are you looking for strategic partners like big pharma companies or is there some other option, which you are looking at, etc.?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, our current plan is to seek a private investment in the equity of MDRNA from qualified institutional and/or venture capitalists with the assistance of some respected investment bankers in the area.

Bino Pathiparampil - Thomas Weisel Partners — Analyst

And then would you be able to give out a rough kind of investment you are looking into it in ‘08?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I didn’t quite hear your question. It wasn’t clear.

Bino Pathiparampil - Thomas Weisel Partners — Analyst

I was trying to get an understanding about the kind of money you are looking towards raising towards MDRNA in ‘08. Is it like $10 million, $20 million or $50 million, approximate range?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, the expected expenses for ‘08 will be roughly $20 million at this point in time, subject to change, and so we would be seeking to get a significant investment to allow us to operate in ‘08.

Operator

Alan Carr, Needham.

Mark Monane - Needham & Co. — Analyst

Good morning. Thank you. It’s Mark Monane. Two questions. One is could you please describe what you think Nastech will look like a year from now? There are a number of investors with six to 12-month timelines. What will we know and not know about the current four programs under development?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Well, in terms of the PYY program, we will have — we will see data in the third quarter and so you will have that data. Insulin data you will have in the first quarter and we will be trying to find a partner feasible soon thereafter. If PTH goes through the two gates, we will have probably just be getting data in the fourth quarter of 2008 and the MDRNA spin-out should be successfully financed, should have been filed with the SEC, should have received its effectiveness to trade on NASDAQ and should have a portion of its equity dividended to Nastech shareholders of record with the remainder remaining on Nastech’s balance sheet as a significant non-cash asset.

Mark Monane - Needham & Co. — Analyst

And that would be in the second quarter of next year?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

What would be in the second quarter? What part of that?

Mark Monane - Needham & Co. — Analyst

I’m sorry, the closing or the spin-out — the timing of the MDRNA?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Yes, the goal is to close the financing in mid-Q1 to soon thereafter file the Form 10. The SEC takes perhaps 60 to 90 days for their review. They will state at some point that the Form 10 as amended can go effective. There will be a record date following that and then the Nastech shareholders of record receive a portion of the equity as a dividend. We think that it will be treated as a return of capital for tax purposes, which is a tax-deferred — not a tax-free distribution, but a tax-deferred distribution.

Mark Monane - Needham & Co. — Analyst

That was helpful and one more question. We saw the decision of Pfizer and Nektar for their inhaled version of insulin. What is your opinion in talking to thought leaders, what is the culture out there for a potential intranasal insulin program at this time?

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

I am going to ask Gordon to comment.

Gordon Brandt, M.D. - Nastech Pharmaceutical Company Inc. — EVP, Clinical Research & Medical Affairs

Thanks, Mark. In fact, we had an insulin thought leader in the building yesterday and this was a subject of considerable discussion. It is our opinion that noninvasive insulin is still a good idea. That would include, of course, both pulmonary, as well as nasal. Diabetologists certainly agree that we need to bring more insulin earlier into the therapeutic regimen because it is really, of course, the critical drug of choice.

When comparing pulmonary to nasal, I mean it is really important to remember that our nasal product doesn’t get into the lungs and the pulmonary programs that are out there, I think from the physicians’ point of view, one of the key issues is potential pulmonary toxicity.

The expert that we had in yesterday was particularly pointing out that when you are talking about the lung function changes with the pulmonary insulin programs, and this goes to any other drug that is being delivered in a pulmonary fashion, you really have to look at the individuals, not the means and that is how the data was initially reported was as means and so that was a little bit confusing. But if you look at the individual decrease in lung function, if it is 5% of the people have an X decrease in lung function, but 1% of the people have a 5X or a 10X and 0.1% of the people might have a 20X decrease in lung function, that is really what you have got to drill down on. And so that even if you, in this guy’s opinion, had one in 100 or one in 1000 or one in 10,000 patients that had a severe lung function decrease, that could really be a challenge to a program. That was point one.

And point two he was making is that the average physician doesn’t have the ability to measure DLCO, the diffusion capacity of carbon monoxide, which is the critical parameter for this alveolar lung function that has been changed by pulmonary delivery. And so those two things taken together made it a real challenging program and neither of those applies to nasal.

And as Rick mentioned, we can actually get more insulin into the body through our nasal delivery approach than the published data suggests for the pulmonary approaches. So from a cost of goods point of view, we think it will be superior as well.

In summary, we think that there remains a value proposition for intranasal insulin despite what has been seen with Pfizer and Nektar’s Exubera.

Mark Monane - Needham & Co. — Analyst

Thank you very much for the added information.

Operator

This concludes the Q&A portion of today’s call. I would now like to turn the presentation back over to Dr. Steven Quay for closing remarks.

Steven Quay, M.D., Ph.D. - Nastech Pharmaceutical Company Inc. — Chairman, President & CEO

Well, again, we want to thank you for your attention this morning and for some of the questions. We hope we have been able to clarify Nastech’s response to the most recent events that we have had, which have obviously been disappointing. We continue, however, to believe that both Nastech and MDRNA will be successful with this renewed focus on the most important projects going forward. We believe this will ultimately strengthen both companies and will lead to sustained growth in the near future. Thank you for your attention this morning.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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